Exhibit 10.6

LEAK-OUT AGREEMENT

THIS LEAK-OUT AGREEMENT (the “Agreement”) is made and entered into as of the 2nd day of February 2017 between xG Technology, Inc., a Delaware corporation (the “Company”) and each of MEF I, LP and DiamondRock LLC (the “Holders”), which are the Holders of the Company’s issued and outstanding Series D Convertible Preferred Stock (the “Preferred Stock” or the “Securities”).

RECITALS

WHEREAS, the Holders acquired the rights to be issued Preferred Stock when certain obligations previously owed to IMT Microwave Technologies LLC were assigned to the Holders; and

WHEREAS, the Securities provide the Holders with the right to receive shares of the Company’s common stock, par value $0.00001 of the Company (the “Common Stock”) equal to $1,350,095.25 (the “Debt”) through the conversion of the Preferred Stock; and

WHEREAS, the Company and the Holders agree to enter into this Agreement in order to provide for the orderly conversion of the Securities and sale of the underlying shares; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the others and to all third party beneficiaries of this Agreement that: (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.

2. Leak Out.

(a) Except as otherwise expressly provided herein, and subject to any other restrictions prohibiting the conversion, offer, sale or transfer of the shares of Common Stock under applicable United States federal or state securities laws, rules and regulations (collectively, the “Regulations”), the Company and each of the Holders agree that:

(i) Commencing on the date that the Company’s first registration statement registering the shares underlying the Securities goes effective (the “Effective Date”), subject to any applicable Regulations, the Holders, shall be entitled to sell such shares underlying the Securities at the following percentages:

a.	MEF shall be entitled to sell no more than 2.50% (the “MEF Leak Out Percentage”) of that day’s current dollar volume of Common Stock traded, and

b.	DiamondRock shall be entitled to sell no more than 0.25% (the “DR Leak Out Percentage” and, together with the MEF Leak Out Percentage, the “Leak Out Percentage”) of that day’s current dollar volume of Common Stock traded;

provided, however, that MEF shall be entitled to sell no less than $25,000 each trading day and DiamondRock shall be entitled to sell no less than $2,500 each trading day (the “Leak Out”). The Leak Out will remain in effect until the earlier of (i) the date on which the Holders no longer owns any Debt, or (ii) the date on which the Holders and the Company agree in writing to terminate this Agreement, provided, that such written termination shall be properly disclosed in a current report on Form 8-K with the Securities and Exchange Commission. The Holders and the Company may agree to suspend the Leak Out Percentage for good cause if extraordinary circumstances permit or otherwise require such suspension; provided, however, that only the Company’s Chief Executive Officer or Chief Financial Officer may authorize such suspension.

(ii) Upon a breach of any representation, warranty or covenant of the Company pursuant to this Agreement, a Holder may submit written notification of such breach to the Company and the Holders shall no longer be subject to the Leak Out restrictions, subject to any applicable Regulations.

(iii) The Company shall facilitate any conversion notice received from the Holders, and shall cause to be issued such shares, as contained in such conversion notice, on a timely basis, as provided for in the Security.

3. Conflict. In the event there is a conflict between the terms of any of the Securities with this Agreement, the terms of this Agreement shall control any interpretation; provided, however, that, unless this Agreement expressly amends or supplements the language of the respective Security, the Security shall remain in full force and effect.

4. Remedies. Each Holder shall have the right to specifically enforce all of the obligations of the Company under this Agreement (without posting a bond or other security) and the obligations of the other Holder, in addition to recovering damages by reason of any breach by either the Company or the other Holder of any provision of this Agreement and to exercise all other rights granted by law and/or any of the documents related to the acquisition of the Securities by the Holder. The Company shall have the right to request statements and/or any transaction or trading records from any Holder at any time during the term of this Agreement which shall be delivered to counsel to the Company promptly within one (1) trading day. In the event that a Holder is found to have intentionally violated its obligations under this Agreement, such Holder will be precluded from trading for a period of ten (10) trading days (the “Standstill Period”) and the Company shall not be required to honor any conversions, conversion notices, or exercise notices during such Standstill Period.

5. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6. Notices. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by facsimile, certified mail, return receipt requested or overnight courier by a nationally recognized courier service to the respective address as set forth in the Note. All notices shall be deemed to be given on the same day if delivered by facsimile, on the following business day if sent by overnight delivery or on the third business day following the date of mailing.

7. Entire Agreement. Except for the Letter Agreement and/or otherwise provided herein, this Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto. This Agreement supersedes any prior agreement (including, without limitation any prior lock-up or leak-out agreements), representation or understanding with respect to such subject matter.

8. Governing Law. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York, New York. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other parties hereto of all of its reasonable counsel fees and disbursements.

9. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10. Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

11. Effectiveness. This Agreement shall become effective immediately upon the full execution of this Agreement by the Company and each Holder.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

HOLDER:

MEF I, LP		DIAMONDROCK LLC
By:	/s/ Marc Manuel	By:	/s/ Neil Rock
	Name: Marc Manuel		Name: Neil Rock
	Title: Chief Investment Officer		Title: Managing Member

COMPANY:

xG Technology, inc.
By:	/s/ Roger Branton
Name: Roger Branton
Title: Chief Financial Officer